Exhibit 99

HARBOR FLORIDA BANCSHARES, INC. ANNOUNCES INCREASED
FOURTH QUARTER AND ANNUAL EARNINGS PER SHARE

FOR IMMEDIATE RELEASE: OCTOBER 15, 2003

     (Fort Pierce, FL) Harbor Florida Bancshares, Inc. ("the Company") (NASDAQ-HARB), the holding company for Harbor Federal Savings Bank ("the Bank"), announced today that it had increased fourth quarter and annual earnings. Diluted earnings per share for its fourth fiscal quarter ended September 30, 2003 increased 13.5% to 42 cents per share on net income of $9.7 million, compared to 37 cents per share on net income of $8.7 million for the same period last year. Diluted earnings per share for the fiscal year ended September 30, 2003, increased 20.6% to $1.64 per share on net income of $37.9 million, compared to $1.36 per share on net income of $31.8 million for the same period last year. The increases for both the quarter and fiscal year were due primarily to the increase in net interest income as a result of decreases in interest expense on deposits and growth in loans and investment securities. The decreases in interest expense on deposits were caused by a continuation of historically low interest rates, notwithstanding growth in total average deposits in both the three month and twelve month periods.

     Harbor Florida Bancshares, Inc.'s Board of Directors declared a quarterly cash dividend of 14.5 cents per share for the fourth quarter. The dividend is payable November 20, 2003, to stockholders of record as of October 24, 2003.

     Total assets increased to $2.352 billion at September 30, 2003, from $2.091 billion at September 30, 2002. Total net loans increased to $1.611 billion at September 30, 2003, from $1.541 billion at September 30, 2002. Total deposits increased to $1.550 billion at September 30, 2003, from $1.373 billion at September 30, 2002.

Net interest income increased 8.9% to $22.0 million for the quarter ended September 30, 2003, from $20.2 million for the quarter ended September 30, 2002. This increase was due primarily to the decrease in interest expense (notwithstanding total average deposit growth of $172.9 million over prior year averages) and growth in loans and investment securities. The decreased interest expense, due substantially to lower costs of deposits, reflects a continuation of historically low interest rates. The provision for loan losses was $334,000 for the quarter ended September 30, 2003, compared to $398,000 for the quarter ended September 30, 2002. The provision for the quarter ended September 30, 2003 was due primarily to growth in the commercial real estate and commercial business loan portfolios, partially offset by a decrease in the level of classified loans, due primarily to the payoff of one commercial real estate loan. Other income increased to $5.3 million for the quarter ended September 30, 2003, from $4.5 million for the quarter ended September 30, 2002. This increase was due primarily to increases of $665,000 in gains on sales of securities, $318,000 in other fees and service charges, and $178,000 in insurance commissions and fees, partially offset by a $328,000 decrease in gain on sale of mortgage loans. Included in gains on sales of securities is a $361,000 gain on sale of debt securities sold for diversification and risk management purposes. Other expenses increased to $11.2 million for the quarter ended September 30, 2003, from $9.9 million for the quarter ended September 30, 2002, due primarily to increases of $963,000 in compensation and benefits, $148,000 in occupancy and $126,000 in data processing services. Income tax expense increased to $6.0 million for the quarter ended September 30, 2003, from $5.6 million for the quarter ended September 30, 2002. The effective tax rate for the quarter ended September 30, 2003 was 38.4%.

Harbor Florida Bancshares, Inc.'s Board of Directors also approved an extension of the Company's stock repurchase plan to October 15, 2004, permitting the Company to acquire up to 1,200,000 shares of its common stock subject to market conditions. The Company has repurchased 365,138 shares under the current stock repurchase program. As of September 30, 2003, the Company has a total of 7,846,248 shares held as treasury stock.
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Harbor Federal also announced additional expansion in St. Lucie County with the opening of a new branch in Port St. Lucie in August. Harbor Federal now has 9 branches in St. Lucie County and 34 bankwide.

Harbor Federal is located in Fort Pierce, Florida and has 34 offices located in a six-county area of East Central Florida. Harbor Florida Bancshares, Inc. common stock trades on the NASDAQ National Market under the symbol HARB.

Financial highlights for Harbor Florida Bancshares, Inc. are attached.



     CONTACT: Michael J. Brown, Sr., President, (772) 460-7000; Mike Callahan, CFO, (772) 460-7009; or Toni Santiuste, Investor Relations, (772) 460-7002; http://www.harborfederal.com.